Exhibit 99.1

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MARCH 06, 2012 / 03:30PM GMT, CASY - Q3 2012 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

William Walljasper Casey’s General Stores—SVP, CFO

Robert Myers Casey’s General Stores—President, CEO

CONFERENCE CALL PARTICIPANTS

Jamie Dunford Northcoast Research—Analyst

Anthony Lebiedzinski Sidoti & Company, LLC—Analyst

Ben Brownlow Morgan Keegan—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2012 Casey’s General Stores earnings conference call. My name is Keith and I’ll be your operator for today. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions). As a reminder, today’s conference is being recorded for replay purposes. And I would now like to turn the conference over to your host for today, Mr. Bill Walljasper, Chief Financial Officer. Please go ahead, sir.

William Walljasper—Casey’s General Stores—SVP, CFO

Thanks, Keith. Good morning, and thank you for joining us to discuss Casey’s results for the quarter ended January 31st. I’m Bill Walljasper, Chief Financial Officer; Bob Myers, President and Chief Executive Officer, is also here.

Before we begin, I’ll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2011 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

I’ll take a few minutes to summarize the quarter and then open for questions. As most of you have seen, basic earnings per share in the third quarter were $0.44, compared to $0.34 a year ago. Year-to-date basic earnings per share were $2.46 compared to $1.64. Results last year include approximately $27.4 million in costs related to the Company’s recapitalization plan, as well as fees associated with the hostile takeover attempt by Alimentation Couche-Tard.

Adjusting for these costs, basic earnings would have been $0.37 per share in the third quarter last year and $1.87 year-to-date. The solid earnings performance this quarter was anchored by strong inside sales due to operating more stores this quarter compared to last year, as well as other initiatives such as major remodels and expanded store hours.

The average gas margin in the third quarter was $0.136 per gallon compared to $0.139 last year. Year-to-date, our margin is $0.159, up from $0.151 during the same time period a year ago. Casey’s trailing four-year average gas margin is $0.142 per gallon.

Total gallons sold for the quarter were up 4% to $360.8 million, compared to $347 million a year ago. Year-to-date, total gallons sold were up 5.4% to 1.1 billion, while same store sales at the nine month mark were down 2.6%.

Same store sales for the quarter decreased 2.4%. These decreases are primarily due to increases in fuel prices from the previous year. For the quarter, gasoline gross profit was up 2.2% to $49.2 million. Same store gallons in February improved relative to previous months, as we begin to cycle against more favorable same store gallon comparisons from a year ago.

Grocery and general merchandise category is performing well. Total sales in the third quarter are up 12.7% to $311.2 million, with an average margin of 31.8%, up approximately 90 basis points. Same store sales in the quarter are up 6.3%, while gross profit rose 16.1% to $99.1 million.

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MARCH 06, 2012 / 03:30PM GMT, CASY - Q3 2012 Casey’s General Stores Earnings Conference Call

Year-to-date same store sales were up 6.1%, with an average margin of 32.3%. Margin improvement in the third quarter is primarily due to an increase in the contributions of higher margin items such as energy drinks, sports drinks, snacks, and ice. Same store sales continue to be solid in February.

The prepared food and fountain category continued its strong performance. Total sales were up 18.5% to $118.7 million for the quarter. Same store sales in the quarter were up 12.6%, with an average margin of 61.2%, down primarily due to the higher cost of cheese. The average cost of cheese this quarter was $1.95 per pound compared to $1.76 a year ago. The cost of cheese currently is about $1.70 per pound.

Coffee has also moderated allowing us the opportunity to complete a forward of buy of coffee for the months of April and May. Effective February 1st, we also implemented a price increase in cappuccino, representing approximately 1% to the total prepared food category.

Year-to-date same store sales were up 14%, with an average margin of 60.6%. Despite the effect of commodity pressures and strong comparisons from a year ago, we were able to achieve gross profit dollar increase of 16.8% in the third quarter. Same store sales continue to be strong in February.

At the nine-month mark, operating expenses were up 12.1%. After adjusting for the previously mentioned costs from last year, expenses would have been up 16.2%. For the quarter, operating expenses increased 11.7% to $169.2 million. Excluding fees associated with the hostile takeover attempt by Couche-Tard in last year’s results, expenses would have been up 13% or about $19.5 million.

About 75% of this increase was due to a rise in wages, primarily related to operating more stores this quarter compared to the same period a year ago, as well as the stores remodeled and the expansion of 24-hour locations. About 15.5% or $3.1 million came from the combined increase in credit card fees and fuel expense, up due to higher retail prices and increased credit card utilization.

Credit card transactions were up 19%, accounting for approximately 58% of all sales this quarter, compared to 56% a year ago. Without the increases in credit card fees and fuel expenses, expenses would have been up about 11% on an adjusted basis.

On the income statement, total revenue for the quarter was up 14.9% to $1.6 billion. Year-to-date total revenue was up 28.1%, primarily due to a 26.5% increase in the retail price of gasoline and sales increases in the categories mentioned previously. Effective tax rate was lower in the third quarter of this year compared to last year due to higher federal tax credits.

On the balance sheet, it continues to be very strong. At January 31st, cash and cash equivalents were $46.3 million; long-term debt net of current maturities decreased to $673.1 million, while shareholder equity rose to $485.6 million, up $81.7 million from fiscal year end. We generated $224.2 million in cash flow from operations.

At the nine-month mark, capital expenditures were $222.3 million, compared to $256.4 million a year ago in the same period. It was down due to fewer acquisitions the first nine months this year compared to last year. We expect capital expenditures to increase during the fourth quarter as we open new stores and begin construction on additional major remodels.

Given the early results and increasing performance of the stores remodeled to date, we have selected another group of 25 stores to remodel. Initial study of the remodel program indicates that the higher-performing remodels are stores located in slightly larger populations than our average store base. These communities provide the opportunity to gain more market share. We anticipate that these will be completed by the end of the first quarter of next fiscal year.

We are encouraged about the future of this program and anticipate additional remodels to be completed later next fiscal year. In January, we completed the conversion of an additional 150 stores to a 24-hour format, and we are in the process of identifying additional stores to be converted next fiscal year. Over the trailing 12 months, we have converted approximately 220 stores to this format.

We now have approximately 18% of our store base operating 24 hours. We are also encouraged by the preliminary results of our pizza delivery program. The 26 stores we had delivering pizza this quarter accounted for all of 1% of the prepared food same-store sales in the period. This in mind, effective February 1st, we rolled out an additional 50 stores to this program and are in the process of identifying more locations to be converted next fiscal year.

This quarter, we opened ten new store construction. For the year, we acquired 33 stores and completed 18 new store constructions. Through the combination of new store construction and acquisitions, we anticipate adding approximately 65 stores by the end of the fiscal year and replace 11 stores. Year-to-date, we have replaced eight stores.

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MARCH 06, 2012 / 03:30PM GMT, CASY - Q3 2012 Casey’s General Stores Earnings Conference Call

Our store count at the end of this quarter was 1,686 corporate stores. We remain optimistic about the pipeline for new store construction and acquisition opportunities going forward.

That completes our review of the quarter. We will now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). And your first question is from the line of Chuck Cerankosky with Northcoast Research. Please proceed.

Jamie Dunford—Northcoast Research—Analyst

Good morning, guys. This is Jamie Dunford on for Chuck.

William Walljasper—Casey’s General Stores—SVP, CFO

Hi, Jamie.

Jamie Dunford—Northcoast Research—Analyst

Quick question for you. Can you provide an update on the acquisition pipeline for the rest of fiscal 2012 and then the first half of fiscal 2013?

William Walljasper—Casey’s General Stores—SVP, CFO

Yeah, for fiscal 2012, as I mentioned in the call, we’re going to add about 65 stores in total. Roughly, about 35 of those will be through acquisitions and 30 will be for new store constructions.

Now, as we head forward, the pipeline that we’re seeing with acquisitions really is as strong as it has ever been. The stores that we consider to be in the final weather, we’re negotiating those, reviewing those, or remodelling those, is roughly the same as it was in prior years. As we all know, sometimes acquisitions tend to be lumpy, and certainly we’re going to remain to be disciplined in our approach with acquisitions.

I will tell you as a sidebar to that, we do anticipate accelerating our new store constructions next year and the following year. That program has been very well-received by our customer base and we think there are opportunities in that regard, as well.

Jamie Dunford—Northcoast Research—Analyst

All right. That’s all I have for you. Thanks.

William Walljasper—Casey’s General Stores—SVP, CFO

Thank you.

Operator

Your next question is from the line of Anthony Lebiedzinski with Sidoti & Company. Please proceed.

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MARCH 06, 2012 / 03:30PM GMT, CASY - Q3 2012 Casey’s General Stores Earnings Conference Call

Anthony Lebiedzinski—Sidoti & Company, LLC—Analyst

Good morning.

William Walljasper—Casey’s General Stores—SVP, CFO

Hi, Anthony.

Anthony Lebiedzinski—Sidoti & Company, LLC—Analyst

Couple of questions here. First, I just wanted to clarify the gas-gallon comments for February. I think, Bill, you said that it improved relative to previous months. Does that mean you are less negative than the previous months or have you actually been able to post a positive comp gallon?

William Walljasper—Casey’s General Stores—SVP, CFO

We anticipate a positive comp gallon in February.

Anthony Lebiedzinski—Sidoti & Company, LLC—Analyst

Okay. Thank you for that. And as far as the margins, I think I missed that. Did you have a comment on the gas margins?

William Walljasper—Casey’s General Stores—SVP, CFO

No, we didn’t have a gas margin, butthe gas margin has narrowed relative to what we have been experiencing year-to-date; year-to-date was north of $0.15, so the margin has started to narrow just a little bit.

Anthony Lebiedzinski—Sidoti & Company, LLC—Analyst

Okay. And as far as this quarter over here, you highlighted the weather. Just wondering how important that was for, in the overall scheme of things, how much of the earnings growth here would you attribute to the favorable weather?

William Walljasper—Casey’s General Stores—SVP, CFO

It’s always hard to make an accurate determination of weather and the impact. Certainly, we look at the weather conditions in the third quarter last year; this year it was considerably different. We had quite a bit of inclement weather last year relative to this year.

Now, I can tell you that certain items due to the weather accelerated tremendously, ranging anywhere from 20% to 35% increases in energy drinks and sports drinks. Also ice was another item that I called out in the narrative that increased significantly during that period.

Those are all factors that in part are at least driven by weather. So certainly, I think weather does have a play. But it’s a little bit harder to bifurcate that.

Anthony Lebiedzinski—Sidoti & Company, LLC—Analyst

Okay. I think you guys have also extended some of your operating hours at the stores without actually going to a full 24-hour basis. Could you just comment on that initiative?

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MARCH 06, 2012 / 03:30PM GMT, CASY - Q3 2012 Casey’s General Stores Earnings Conference Call

William Walljasper—Casey’s General Stores—SVP, CFO

We have been doing that for some time, kind of tinkering with the hours. Our core hours, as you know, Anthony, are 6.00 o 11.00, so we’ve been tinkering with that for quite some time, you know, expanding those to maybe 5.30 to 11.30, maybe it’s 5.00 to midnight. I don’t have a number in front of me as to how many stores we have on extended hours, but it’s significantly more than the 220 stores that we converted over the last 12 months.

Certainly, this is a program for us that expanded hours seems to be a very strong initiative. As I alluded to, we’re in the process of identifying more store to convert to 24 hours. We’ll look to do that next fiscal year and continue to roll that program out. It’s probably not applicable to all of our stores, but certainly we’re going to find out where it is applicable to. It’s a pretty easy transition into that and an easy transition back if it doesn’t work.

Anthony Lebiedzinski—Sidoti & Company, LLC—Analyst

Okay. And lastly, on the D&A expenses, it looks like there was a big jump sequentially and certainly on the year-over-year basis. So kind of the run rate that we should assume going forward, what would you say we should be looking at?

William Walljasper—Casey’s General Stores—SVP, CFO

Well, the depreciation is certainly going to be dependent upon the number of stores that we bring in and the construction activity that we bring into the mix going forward, so it’s a little hard to give you an idea what the run rate might be not knowing exactly what that — that will come in next year. But we’ve been tracking the low teens increases in the depreciation, so it depends on the number of units that we bring into the mix and the construction activity.

Anthony Lebiedzinski—Sidoti & Company, LLC—Analyst

Okay. All right. Thanks a lot.

William Walljasper—Casey’s General Stores—SVP, CFO

You bet.

Operator

(Operator Instructions). And your next question is from the line of Ben Brownlow with Morgan Keegan. Please go ahead.

Ben Brownlow—Morgan Keegan—Analyst

Good morning.

William Walljasper—Casey’s General Stores—SVP, CFO

Hey, Ben.

Robert Myers—Casey’s General Stores—President, CEO

Good morning, Ben.

Ben Brownlow—Morgan Keegan—Analyst

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MARCH 06, 2012 / 03:30PM GMT, CASY - Q3 2012 Casey’s General Stores Earnings Conference Call

On the 24-hour format conversions, you touched on the criteria for the larger cities. Can you just give a little more detail with that?And then what are you seeing performance-wise with that conversion in the smaller cities?

William Walljasper—Casey’s General Stores—SVP, CFO

Well, most of the — you are right on point, Ben. Most of the conversion that we have done regarding the 24 hours have been in higher-populated areas and stores that centered around maybe a higher traffic pattern. Obviously, in my comment earlier about it not going to be a viable initiative in all of our stores, that’s exactly right. And the small community probably doesn’t warrant to have a store open for 24 hours. That doesn’t mean necessarily going back to Anthony’s question that we can’t expand those hours to meet the demand in that region.

But certainly, that’s the key criteria that we’re looking at is the population, the traffic counts surrounding those stores. I can tell you that when you look at the EBITDA growth in the third quarter and you look at the remodels that we did in the prior fiscal year in combination with the 70 or 80 stores that we converted to 24 hours back last February, thosetwo initiatives are accounting for about 26%, 27% of the EBITDA growth in the third quarter. Certainly, it’s a viable initiative that we’re very encouraged by.

Ben Brownlow—Morgan Keegan—Analyst

That’s impressive. And are most of those 24-hour formats in cities of larger than 10,000 people?

William Walljasper—Casey’s General Stores—SVP, CFO

I don’t have the breakdown in front of me. I wouldn’t say necessarily that would be an accurate statement, but certainly larger than our store base.

Ben Brownlow—Morgan Keegan—Analyst

Okay. And I missed your earlier comments on the delivery initiative. How many stores are on that? How many went into effect in January? And if you could just give some color on what you’re seeing the competitive response to that and any advertising initiatives you have planned.

William Walljasper—Casey’s General Stores—SVP, CFO

Sure. The 24-hour stores, we had 26 stores — excuse me, the pizza delivery stores, we had 26 pizza delivery stores that were in operation during the third quarter. Effective February 1st, we put another 50 stores into that program. We’re in the process of identifying more stores to bring into that program for next fiscal year.

So when I circle back on the performance of those 26 stores, most of those were brought on in November, November 1st. Those 26 stores accounted for — of the 12.6% increase in same store sales for prepared foods, about 1% was due to the pizza delivery. So just in a very short period of time, we’re seeing a tremendous traction in that initiative, which is giving us some optimism to rollout that program.

We’ll still the disciplined with that and push that out to see where it’s going to work because, obviously, it’s not going to work everywhere. So we are encouraged by that, andwe’ll certainly keep you informed as we continue that program rollout.

Ben Brownlow—Morgan Keegan—Analyst

And are you seeing any sort of competitive response via pricing or advertising? And do you have any advertising programs planned for the additional rollouts?

William Walljasper—Casey’s General Stores—SVP, CFO

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MARCH 06, 2012 / 03:30PM GMT, CASY - Q3 2012 Casey’s General Stores Earnings Conference Call

I can’t see that we have seen any increase in competition relative to that program necessarily. Certainly, there’s advertising, and it’s going to be centered around where we’re rolling those stores out. It’s going to be a combination of point-of-sale type advertising and radio, and really is going to be dependent upon whether those stores are in metropolitan areas or not.

Ben Brownlow—Morgan Keegan—Analyst

Great. Thank you very much.

Robert Myers—Casey’s General Stores—President, CEO

Thank you.

Operator

And we have no other questions at this time, sothat will conclude our question-and-answer portion. And I would like to turn the call back over to Mr. Walljasper for closing remarks.

William Walljasper—Casey’s General Stores—SVP, CFO

I would like to thank everybody for joining us this morning. Just as a reminder, we will release February same store sales on the 15th. So I appreciate it, and have a good day.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for joining us. You may now disconnect. Have a great day.

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